Exhibit 10.1

U.S. BANK

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

Effective January 27, 2026

TABLE OF CONTENTS

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TABLE OF CONTENTS

(continued)

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ARTICLE I

BACKGROUND, PURPOSE AND TERM OF PLAN

Section 1.01 Purpose of the Plan. The purpose of the Plan is to provide Eligible Employees with certain compensation and benefits, as set forth in the Plan, in the event the Eligible Employee’s employment is involuntarily terminated or terminates for good reason during a protected period following a Change in Control. Eligibility for the Plan is limited to a select group of executive management or highly compensated employees.

Section 1.02 Term of the Plan. The Plan shall generally be effective as of the Effective Date, but subject to amendment from time to time in accordance with Section 7.01. The Plan shall continue until terminated pursuant to Article VII of the Plan.

ARTICLE II

DEFINITIONS

Section 2.01 “Base Salary” shall mean the Participant’s annual base salary as in effect immediately before the effective date of the Change in Control.

Section 2.02 “Board” shall mean the Board of Directors of the Company.

Section 2.03 “Cause” shall mean: (a) the Participant’s willful misconduct or gross negligence in the performance of the Participant’s duties causing material financial or reputational harm to the Company; (b) the Participant’s failure or refusal to perform reasonably assigned duties consistent with the Participant’s position; (c) the Participant’s breach, failure to perform or other violation of any contract, agreement or engagement between the Employer and the Participant; (d) the Participant’s conduct which exposes the Company to regulatory or other serious risk, including, but not limited to, any violation of the U.S. Bank Code of Ethics or policies, sales misconduct, fraud, theft or dishonesty; and (e) the Participant’s ineligibility for employment under Section 19 of the Federal Deposit Insurance Act due to a covered offense (generally a conviction or pretrial diversion for a crime of dishonesty, breach of trust or money laundering) or the Participant’s commission of or entering a plea of nolo contendere to any felony or any other crime (whether or not a felony) involving dishonesty, moral turpitude, fraud or theft, whether of the United States or any state thereof or any similar foreign law to which the Participant may be subject.

Section 2.04 “Change in Control” shall mean any of the following events:

(a) The acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, or (C) any acquisition by a subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company (a “Company Entity”); or

(b) Individuals who, as of the date a Participant submits a properly executed Participation Agreement in such manner as determined by the Company (the “Participation Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (except as a result of the death, retirement or disability of one or more members of the Incumbent Board); provided, however, that any individual becoming a director subsequent to the Participation Date, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, (i) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board, (ii) any director designated by or on behalf of a person who has entered into an agreement with the Company (or which is contemplating entering into an agreement) to effect a Business Combination (as defined in clause (c) below) with one or more entities that are not Company Entities or (iii) any director who serves in connection with the act of the Board of increasing the number of directors and filling vacancies in connection with, or in contemplation of, any such Business Combination; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 60% or more of, respectively, the then outstanding shares of Outstanding Company Common Stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no person (excluding any Company Entity or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, shares representing 20% or more of, respectively, the then Outstanding Company Common Stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Consummation of a complete liquidation or dissolution of the Company.

Section 2.05 “Change in Control Period” shall mean the period beginning on the date of a Change in Control and ending 24 months after the date of such Change in Control.

Section 2.06 “Change in Control Termination” shall mean a Participant’s Involuntary Termination or Good Reason Resignation that occurs during the Change in Control Period.

Section 2.07 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations and other guidance promulgated thereunder.

Section 2.08 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.

Section 2.09 “Committee” shall mean the Compensation and Human Resources Committee of the Board, or any such other committee designated by the Board to administer the Plan.

Section 2.10 “Company” shall mean U.S. Bancorp, a Delaware corporation, or any successor corporation.

Section 2.11 “Effective Date” shall mean January 27, 2026.

Section 2.12 “Eligible Employee” shall mean an Employee who is designated by the Board as an “executive officer” of the Company as that term is used in Rule 3b-7 under the Exchange Act, any other Employee who is designated by the Company’s Chief Executive Officer as a member of the Managing Committee, or any Employee who is otherwise selected by the Committee as eligible to participate in the Plan. If there is any question as to whether an Employee is deemed an Eligible Employee for purposes of the Plan, the Committee shall make the determination in its sole discretion. An individual shall cease to be an Eligible Employee upon the earliest of the date (a) the individual ceases to be an Employee; (b) the individual ceases to be a member of the Managing Committee as determined by the Company; and (c) the individual is notified in writing that he or she is no longer an Eligible Employee; provided, however, that any individual who is an Eligible Employee on the date of the consummation of a Change in Control shall continue to be an Eligible Employee until the earlier of the date the individual ceases to be an Employee and the day following the end of the Change in Control Period.

Section 2.13 “Employee” shall mean a person who is treated by any member of the Employer as its common law employee.

Section 2.14 “Employer” shall mean the Company and its affiliates.

Section 2.15 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations and other guidance promulgated thereunder.

Section 2.16 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations and other guidance promulgated thereunder.

Section 2.17 “Good Reason Resignation” shall mean any retirement or termination of employment by a Participant that is not initiated by the Employer and that is caused by any one or more of the following events which occurs during the Change in Control Period:

(a) Without the Participant’s written consent, a material diminution in the Participant’s authority, duties or responsibilities as in effect immediately prior to the Change in Control;

(b) Without the Participant’s written consent, a material change in the geographic location at which the Participant must perform services to a location which is more than 50 miles from the Participant’s principal place of business immediately preceding the Change in Control;

(c) Without the Participant’s written consent, a material diminution in the Participant’s target total compensation (comprised of the Participant’s Base Salary, Target Annual Incentive Award Level, and Target LTI Award Level);

(d) The Company fails to obtain a satisfactory agreement from any Successor to assume and agree to perform the Company’s obligations to the Participant under this Plan, as contemplated in Section 9.07 herein; or

(e) Any other action or inaction by the Employer or the Company that constitutes a material breach of this Plan.

Notwithstanding the foregoing, the Participant shall be considered to have a Good Reason Resignation only if the Participant provides written notice to the Employer specifying in reasonable detail the act or omission upon which the Participant is basing such Good Reason Resignation, within 30 business days after such act or omission; within 15 business days after notice has been received, the Employer fails to cure such act or omission; and the Participant terminates employment with the Employer within 30 business days after the expiration of the cure period.

Section 2.18 “Involuntary Termination” shall mean a Participant’s involuntary termination of employment by the Employer without Cause, other than a termination of employment on account of death or disability. Notwithstanding the foregoing, an Involuntary Termination shall include a Participant’s death that (a) occurs after the Participant timely provides written notice to the Employer specifying in reasonable detail the events or conditions upon which the Participant is basing such Good Reason Resignation, in accordance with Section 2.17, and before the Employer has cured such events or conditions or, if the Employer has failed to cure within the time period required, before the expiration of the 20-business-day period following the cure period’s expiration, or (b) occurs after the Employer has provided written notice of the Participant’s involuntary termination without Cause, but before the effective date of such termination.

Section 2.19 “Participant” shall mean any Eligible Employee who meets the requirements of Section 3.01 and thereby becomes eligible for Severance Benefits under the Plan.

Section 2.20 “Participation Agreement” means an agreement to participate in the Plan that evidences the terms and conditions of the individual’s participation in the Plan substantially in the form attached hereto as Exhibit A.

Section 2.21 “Plan” means the U.S. Bank Executive Change In Control Severance Plan as set forth herein, and as the same may from time to time be amended.

Section 2.22 “Plan Administrator” shall mean the Committee or its successor or their delegates.

Section 2.23 “Postponement Period” shall mean, for a specified employee, the period of six months after a specified employee’s Separation from Service Date (or such other period as may be required by Code Section 409A) during which deferred compensation may not be paid to the specified employee under Code Section 409A.

Section 2.24 “Release” shall mean a general release of all claims a Participant may have against U.S. Bank National Association or its affiliates, in the form provided by the Company.

Section 2.25 “Separation from Service” shall mean a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i).

Section 2.26 “Separation from Service Date” shall mean the date on which the employment of the Participant by the Employer experiences a Separation from Service by reason of an Involuntary Termination or Good Reason Resignation.

Section 2.27 “Severance Benefits” shall mean the salary and bonus replacement amounts and other benefits that a Participant is eligible to receive pursuant to Article IV of the Plan.

Section 2.28 “Severance Pay Program” shall mean the U.S. Bank Severance Pay Program, as the same may from time to time be amended.

Section 2.29 “Stock Incentive Plan” shall mean the U.S. Bancorp 2024 Stock Incentive Plan, as may be amended from time to time, and any other stock or long-term incentive plans that the Company may adopt from time to time.

Section 2.30 “Successor” shall mean any other corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.

Section 2.31 “Target Annual Incentive Award Level” shall mean the Participant’s “Target Award Level” as defined and determined by the Committee under the U.S. Bancorp Annual Executive Incentive Plan or other applicable Company annual discretionary incentive plan.

Section 2.32 “Target LTI Award Level” shall mean the Participant’s target long-term incentive award amount as defined and most recently determined by the Committee under the Stock Incentive Plan for the Participant immediately before the effective date of the Change in Control, whether such awards are payable in equity, cash, or a combination thereof under the Stock Incentive Plan.

ARTICLE III

PARTICIPATION AND ELIGIBILITY FOR BENEFITS

Section 3.01 Participation. An Eligible Employee shall become a Participant on the date the Eligible Employee submits a properly executed Participation Agreement in such manner as determined by the Company and such individual shall cease to be a Participant on the date such individual ceases to be an Eligible Employee or on such date the individual revokes their Participation Agreement. A Participant may revoke their Participation Agreement by providing written notice of such revocation to the Company’s Head of Total Rewards; such revocation shall be effective immediately upon submission, but shall not affect the individual’s obligation to comply with the restrictive covenants set forth in Article V. After a Change in Control occurs, each Participant (as determined immediately before the Change in Control) who incurs a Change in Control Termination and satisfies the conditions of Section 3.02 shall be eligible to receive the Severance Benefits described Article IV.

Section 3.02 Conditions. Eligibility for any Severance Benefits is expressly conditioned on the Participant’s (a) execution of a Release within 45 days following the Participant’s Separation from Service Date; (b) non-revocation of the Release during the revocation period specified in the Release, (c) compliance with all the terms and conditions of such Release; and (d) compliance with the restrictive covenants set forth in Article V.

Section 3.03 Participant Repayment Obligations. If the Plan Administrator determines that the Participant has not fully complied with any of the terms of the Release or the restrictive covenants set forth in Article V, the Plan Administrator may require the Participant to repay any Severance Benefits already received under the Plan by providing written notice of such repayment obligation to the Participant. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such gross amounts shall be repaid within 30 calendar days after the date the written notice is sent, provided, however, that if the Participant files a claim for benefit with regard to such determination under the claims procedures described in Article VIII, then such repayment obligation shall be suspended pending the outcome of the claims procedures. Any remedy under this Section 3.03 shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company, the Employer, or the Plan Administrator may have.

ARTICLE IV

SEVERANCE BENEFITS

Section 4.01 Amount of Severance Benefits Upon Change in Control Termination. The Severance Benefits to be provided to a Participant who incurs a Change in Control Termination shall be a lump sum cash payment equal to the sum of the following amounts:

(a) two times the Participant’s Base Salary;

(b) two times the Participant’s Target Annual Incentive Award Level as in effect immediately before the effective date of the Change in Control;

(c) a pro-rata portion of the Participant’s Target Annual Incentive Award Level for the performance period in which the Participant’s Change in Control Termination occurs, with such pro-rata amount determined based on the number of full months worked in the calendar year of the Participant’s Change in Control Termination (without duplication); and

(d) an amount equal to the employer’s share of the cost of six months of COBRA continuation coverage, calculated using the same Employer subsidy and monthly premium rates applicable to active employees as of the Separation from Service Date, determined on an after-tax basis.

Upon a Change in Control, any stock, stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based restricted stock units or other awards pursuant to the Stock Incentive Plan held by the Participant shall be treated according to the terms of the Company’s Stock Incentive Plan and applicable award agreement.

Section 4.02 Reduction of Severance Benefits. With respect to amounts payable under the Plan, the Company and the Employer reserves the right to make deductions in accordance with applicable law for any monies owed to the Employer by the Participant or the value of Employer property that the Participant has retained in the Participant’s possession, in accordance with applicable law.

Section 4.03 Non-Duplication of Benefits. The Plan is intended to supersede, and not to duplicate, the provisions of the Severance Pay Program and, except as otherwise determined by the Committee, any other plan, program, arrangement or agreement (“Other Severance Agreement”) providing a Participant with severance or related benefits in the case of the Participant’s Change in Control Termination, in any case in which the Participant would otherwise be entitled to severance or related benefits under both this Plan and the Severance Pay Program or the Other Severance Agreement arising out of the Participant’s Change in Control Termination. In the event that an Eligible Employee becomes a Participant entitled to receive benefits under this Plan and any such benefit duplicates a benefit that would otherwise be provided under the Severance Pay Program or the Other Severance Agreement as a result of the Participant’s Change in Control Termination, then the Participant shall be entitled to receive the greater of the benefit available under the Plan, on the one hand, and the benefit available under such other plan, program, arrangement or agreement, on the other.

Section 4.04 Golden Parachute Provisions. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if the Company’s independent accountants or other service provider selected by the Company (the “Firm”) determine that any payments and benefits to be provided under this Plan, together with any other payments and benefits made available to a Participant by the Employer (including any successor to all or substantially all of the business and/or assets of the Employer, or any business of the Employer) (each, a “Payment”) will result in any portion of such Payments being subject to an excise tax on excess parachute payments under Code Section 4999 (or any successor or similar provision thereof), including any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then the aggregate present value of the Payments shall be reduced (but not below zero) such that the aggregate present value of the of the Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the Payments to be subject to the Excise Tax determined in accordance with Code Section 280G(d)(4) (the “Reduced Amount”); provided that, no such reduction shall occur if, without such reduction, the Participant would receive and retain, on a net after-tax basis (taking into account all applicable taxes payable by the Participant, including any Excise Tax), an amount of the Payments that is greater than the amount, on a net after-tax basis, that the Participant would be entitled to retain upon receipt of the Reduced Amount. To the extent a reduction is required under this Section 4.04, Payments shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Participant. Where more than one Payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. All determinations to be made under this Section 4.04 shall be made by the Firm. Any such determination by the Firm shall be binding upon the Company and the Participant. All of the fees and expenses of the Firm in performing the determinations referred to in this Section shall be borne by the Company.

Section 4.05 Method of Payment. The Severance Benefits to which a Participant is entitled pursuant to Section 4.01 shall be paid in a single lump sum payment 60 days following the Participant’s Separation from Service Date, subject to the fulfillment of all conditions for payment set forth in Section 3.02. All payments of Severance Benefits are subject to applicable federal, state and local taxes and withholdings. In no event will interest be credited on the unpaid balance for which a Participant may become eligible. Payment shall be made by mailing to the last address provided by the Participant to the Employer or the Plan Administrator, or such other reasonable method as determined by the Plan Administrator. In the event of the Participant’s death, any unpaid Severance Benefits shall be paid as soon as administratively practicable to the Participant’s estate following the Plan Administrator’s receipt of proper notification of the Participant’s death; provided, however, that in the event the Participant dies following the Participant’s Change in Control Termination and before the Participant’s execution and non-revocation of the Release as set forth in Section 3.02, the Plan Administrator may condition the payment of any unpaid Severance Benefits on the execution and non-revocation of a Release by an authorized representative of the Participant’s estate.

ARTICLE V

RESTRICTIVE COVENANTS

Section 5.01 Confidentiality and Non-Solicitation. Payment of Severance Benefits is conditioned on (a) Participant having executed, and the Company having on file, a Confidentiality and Non-Solicitation Agreement between the Company or an affiliate and Participant, in a form acceptable to the Company (a “CNS Agreement”) and (b) continued compliance with the CNS Agreement. Notwithstanding any other provisions in this Agreement, if Participant violates the terms of any confidentiality, non-solicitation, or other restrictive covenant agreement with the Employer (including the CNS Agreement), the Participant forfeits the right to the Severance Benefits, and the Company shall be entitled to recover from Participant the amount subject to such forfeiture.

Section 5.02 Non-Compete. Payment of Severance Benefits is conditioned on Participant refraining from engaging in Competition from the date the Participant becomes eligible to participate in the Plan under Section 3.01 through the date that is six months after the Participant’s Separation from Service Date. For this purpose, “Competition” means Participant is affiliated, directly or indirectly, including but not limited to as a director, officer, employee, partner, consultant, independent contractor, agent or otherwise with another bank, financial services company or business enterprise that engages in business activities similar to some or all of the business activities of the Company and its affiliates during Participant’s employment, including firms publicly disclosed by the Company in its financial and compensation peer groups in the Company’s most recent annual proxy statement. Notwithstanding anything in the Plan to the contrary, (a) the scope of Competition will only be as broad as allowed by applicable law and (b) if the Participant primarily resides and works for the Employer in California, then the Competition restriction and the certification requirement described in this Section 5.02 will not apply. The Company may require Participant to provide a certification, in a form satisfactory to the Company, that Participant has not engaged in Competition prior to the date that is six months after the Participant’s Separation from Service Date.

Section 5.03 Reasonableness. In the event the provisions of this Article V shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

Section 5.04 Survival of Provisions. The obligations contained in this Article V shall survive the termination of Participant’s employment with the Employer and shall be fully enforceable thereafter.

ARTICLE VI

PLAN ADMINISTRATOR

Section 6.01 Authority and Duties; Delegation.

(a) The Committee has, to the extent appropriate and in addition to the powers described elsewhere in the Plan, full discretionary authority to construe and interpret the terms and provisions of the Plan; to make factual determinations concerning a Participant’s eligibility for benefits under the Plan; to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan; to perform all acts, including the delegation of its administrative responsibilities to advisors or other persons who may or may not be employees of the Employer; and to rely upon the information or opinions of legal counsel or experts selected to render advice with respect to the Plan, as it shall deem advisable, with respect to the administration of the Plan.

(b) The Committee may take any action, correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect or to carry out the Committee’s purposes in adopting the Plan. Any decision, interpretation or other action made or taken by the Committee arising out of or in connection with the Plan shall be within the absolute discretion of the Committee, and shall be final, binding and conclusive on the Company as well as all Participants and their respective heirs, executors, administrators, successors and assigns. The determinations by the Committee with respect to the Plan need not be uniform, and may be made selectively among Employees, whether or not they are similarly situated.

(c) The Committee hereby delegates to the Company’s Head of Total Rewards the discretionary authority and responsibilities for the day-to-day operation and management of the Plan; provided, however, that, for the avoidance of doubt, the determination of eligibility for participation under the Plan and the administration of claims procedures shall be the exclusive responsibility of the Committee.

Section 6.02 Payment of Expenses. The Company shall bear all expenses incurred by it and by the Plan Administrator in administering the Plan.

ARTICLE VII

AMENDMENT, TERMINATION AND DURATION

Section 7.01 Amendment. The Company, by action of the Board or the Committee, reserves the right at any time and from time to time, whether prospectively, retroactively, or both, to amend, in whole or in part, any or all provisions of the Plan or terminate the Plan without notice to any person affected by this Plan. Notwithstanding the foregoing, the Plan may not be amended in a manner adverse to the interests of any Participant without the Participant’s written consent (a) when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the Board’s good faith opinion, such person has abandoned or terminated its efforts to effect a Change in Control; or (b) during the period beginning upon the date of the occurrence of a Change in Control until the later of the end of the Change in Control Period or the date all benefits that are payable under the Plan in connection with the Change in Control have been paid.

Section 7.02 Termination. The Plan may be terminated at any time, provided, however that (a) if the Plan is terminated after a Change in Control has occurred new Participants may not be added, but the Plan will continue in effect for each Participant, determined as of immediately before the Change in Control, until the later of the end of the Change in Control Period or the date all benefits that are payable under the Plan in connection with the Change in Control have been paid, and (b) the provisions of Articles V, VIII, and IX shall survive the termination of the Plan.

Section 7.03 Oral Representations. No oral representation concerning the interpretation or effect of this Plan shall be effective to amend the Plan.

ARTICLE VIII

CLAIMS PROCEDURES

Section 8.01 Claims Procedures. Benefits under the Plan are subject to the claims procedures and related provisions contained in Section 12 (except for the deadline to file legal actions) of the U.S. Bank Non-Qualified Retirement Plan, as the same may be amended from time to time; provided, however, that notwithstanding the foregoing, the Committee shall be the claims and appeals administrator under the Plan and shall have all discretionary authority to administer the claims procedures and related provisions with respect to the Plan.

Section 8.02 Deadline to File Legal Action. No legal action to recover Plan benefits or to enforce or clarify rights under the Plan, whether under section 502 or 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to the Plan unless the legal action is commenced in the proper forum before 90 days after the claimant knew or reasonably should have known of the principal facts on which the claim is based; provided, however, that if the claim for benefit is properly filed before the foregoing 90 day deadline, the deadline shall be extended until 90 days after the claimant has exhausted the claims procedures.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Unfunded Plan. The Plan shall be unfunded, and no trust or special deposit shall be created, or deemed to be created, by the Plan or the Company. Payments of Severance Benefits to Participants shall be made from the Company’s general assets, unless paid from the general assets of a subsidiary of the Company.

Section 9.02 Right of the Employer to Take Employment Actions. The maintenance of the Plan shall not be deemed to constitute a contract between the Employer and any Employee, or to be a consideration for, or an inducement or condition of, the employment of any Employee. Nothing herein contained, or any action taken hereunder, shall be deemed to give an Employee the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discipline or discharge an Employee at any time, nor shall it be deemed to give to the Employer the right to require the Employee to remain in its employ, nor shall it interfere with any rights of the Employee to terminate his or her employment at any time.

Section 9.03 Nonalienation of Benefits. The rights and interest of a Participant under the Plan shall not be assigned or transferred, either voluntarily or by operation of law or otherwise, except as otherwise provided herein, and the rights of a Participant to payments under the Plan shall not be subject to alienation, attachment, execution, levy, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant.

Section 9.04 Clawback. Amounts payable under this Plan are subject to any clawback or recoupment policy that the Company may adopt from time to time to the extent provided in such Policy.

Section 9.05 Construction. All legal questions pertaining to the Plan and Participation Agreements shall be determined in accordance with the laws of the State of Minnesota, without reference to conflict-of-laws provisions, to the extent such laws are not superseded by federal law.

Section 9.06 Headings. The headings of the Articles and Sections of the Plan are for reference only. In the event of a conflict between a heading and the contents of an Article or Section, the contents of the Article or Section shall control.

Section 9.07 Successors. Any Successor shall assume the obligations under this Plan and expressly agree to perform the obligations under this Plan.

Section 9.08 Severability. If any provision of the Plan or any Participation Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Participation Agreement under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Plan Administrator, materially altering the purpose or intent of the Plan or the Participation Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan or any such Participation Agreement shall remain in full force and effect.

Section 9.09 Payments to Incompetent Persons. If the Plan Administrator determines, in its discretion, that a payment under the Plan is to be made to a person incapable of handling his or her property, the Plan Administrator may direct such payment to the guardian, legal representative or person having the care and custody of such incapable person. The Plan Administrator may require proof of incompetence, incapacity or guardianship, as it may deem appropriate prior to making such payment. Any such payment shall be a payment for the account of the Participant, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

Section 9.10 Code Section 409A.

(a) This Agreement is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A. Notwithstanding anything in this Plan to the contrary, if required by Code Section 409A, payments may only be made under this Plan upon an event and in a manner permitted by Code Section 409A, to the extent applicable. In no event may a Participant designate the year of payment for any amounts payable under the Plan.

(b) Notwithstanding any provision of the Plan to the contrary, if required by Code Section 409A and if a Participant is a specified employee as defined thereunder, no Severance Benefits shall be paid to the Participant during the Postponement Period and any accumulated amounts withheld on account of Code Section 409A shall be paid in a lump sum payment within 30 days after the end of the Postponement Period.

Section 9.11 Tax Treatment. Although the Plan is intended to be administered in a manner to avoid the imposition of taxation and penalties under Code Section 409A, the tax treatment of Severance Benefits is not guaranteed. None of the Company, the Board, the Committee, or the Employer shall be held liable for any taxes, penalties or other monetary amounts owed by any Participant, Employee, or other taxpayer as a result of the Plan.

Section 9.12 ERISA Status. The Plan is intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. The Plan is maintained with the understanding that the Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in sections 201(2), 301(3) and 401(a)(1) of ERISA, and section 2520.104-23 of the regulations under ERISA. Each provision shall be interpreted and administered accordingly.

Section 9.13 Compliance with Laws. Notwithstanding any other provision of this Plan, the Company, through action of the Committee, may delay any benefit payment under this Plan and may refuse to pay any benefit otherwise due under this Plan, if the Committee, in its good faith determination, believes that making any such payment may violate any law, ruling or regulation that applies to the Company or any Participant, including, but not limited to, the Federal Deposit Insurance Corporation Act or other or similar statutes or regulations.

Section 9.14 Choice of Venue. Any claim or action brought with respect to this Plan shall be brought in the federal courts of the State of Minnesota located in Hennepin County.

EXHIBIT A

FORM OF

PARTICIPATION AGREEMENT

TO THE

U.S. BANK EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN1

[Date]

[Name of Participant]

Dear [Name of Participant]:

U.S. Bancorp established the U.S. Bank Executive Change In Control Severance Plan, as may be amended or modified from time to time (the “Plan”), to provide Eligible Employees with severance benefits in the event their employment is involuntarily terminated or terminates for good reason during a protected period following a Change in Control. A copy of the Plan is attached hereto and made a part of this Participation Agreement to the Plan (“Agreement”). Unless otherwise defined in this Agreement, capitalized terms shall have the meanings set forth in the Plan, and this Agreement shall be governed by, and interpreted consistent with, the terms of the Plan.

In accordance with the terms of the Plan, you are currently eligible to participate in the Plan, and, in order to participate in and be eligible to receive severance benefits under the Plan, you must sign this Agreement. Accordingly, upon your execution of this Agreement and its delivery to the Company, you will be a Participant in the Plan.

By executing this Agreement, you agree to be bound by, and you promise to abide by, the terms of the Plan, including, without limitation, the restrictive covenants set forth in Article V of the Plan. You further acknowledge and agree that under Section 5.01 of the Plan, you are required to have on file with the Company a Confidentiality and Non-Solicitation Agreement (“CNS Agreement”) with the Company, in order to receive Severance Benefits under the Plan and that your participation in the Plan is adequate consideration (and/or additional consideration, as the case may be) for your agreement to the restrictive covenants and the CNS Agreement.

Your execution of this Agreement is your acknowledgment that (a) you have fully read and you understand the Plan and this Agreement, (b) you have had sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial and legal consequences of your participation in the Plan, and (c) you are voluntarily entering into this Agreement.

You may revoke this Agreement only by providing written notice to the Head of Total Rewards before you incur a Change in Control Termination. If you timely revoke this Agreement,

[1]	Subject to updates for compliance with applicable laws, Company or Employer policy changes, or as otherwise determined by the Company you will no longer be a Participant in the Plan and you will no longer be eligible to receive benefits under the Plan.

Please sign below and return an executed copy of this Agreement to [____] no later than [_________].

Accepted and Agreed
[Name of Participant]

Date

Attachments:

•	U.S. Bank Executive Change In Control Severance Plan